EXHIBIT 10.1

SUBLEASE AGREEMENT

Parties. This Sublease Agreement (“Sublease”) is entered into as of the          day of                      2008, by and between Kovio Inc. (“Subtenant”), and Exar Corporation, hereinafter (“Tenant”), under that certain Standard Form Lease dated March 9th 2006 (“Master Lease”) entered into with Mission West Properties L.P. as Lessor (“Master Lessor”). A copy of the Master Lease, with amendments, is attached hereto, marked Exhibit “A”, and incorporated herein by reference.

Basic Sublease Information (Defined Terms)

Effective Date:	The date of last execution by Tenant and Subtenant

Landlord:	Mission West Properties L.P

Tenant:	Exar Corporation, a Delaware Corporation

Tenant’s Address:	48720 Kato Road, Fremont CA 94538

Property:	Improved real property as more particularly described in Exhibit “A” of the Master Lease, including one single-story 58,607 square foot building (“Building One”), one 2-story 35,208 square foot building (“Building Two”), and a lobby consisting of 1,875 square feet (“Lobby”) for a total of 95,690 square feet of building with all improvements thereto, located at 233 South Hillview Drive, Milpitas, California

Subtenant:	Kovio Inc., a Delaware corporation

Subtenant’s Address:	1145 Sonora Court, Sunnyvale, CA 94086; pending move to Sublease Premises; thereafter, Sublease Premises

Sublease Premises:	Building One , Building Two and the Lobby, with all improvements thereto as set forth in Exhibit “B”, attached hereto and incorporated herein, together with the exclusive right to use those common areas within the Property identified therein.

Sublease Premises Address:	233 South Hillview Drive, Milpitas, California

Sublease Term:	The term of this Sublease shall be for a period commencing on the expiration of the Early Entry Period (as defined in Section 4) and ending on March 31st 2011.

Commencement Date:	The day following the expiration of the “Early Entry Period”

Rent Commencement Date:	April 15, 2008

i

Expiration Date:	March 31st, 2011

Monthly Base Rent:	Period	Building One	Building Two	Total
	Effective Date through Rent Commencement Date	$0.00	$0.00	$0.00
	Rent Commencement Date through Month 12	$58,607.00	$59,091.70	$117,698.70
	Month 13 through Month 24	$64,467.70	$53,231.00	$117,698.70
	Month 25 through Expiration Date	$73,844.82	$43,853.88	$117,698.70

Subtenant’s Security Deposit:	$135,479.68, which amount is included in the Letter of Credit described in Section 17

Subtenant’s Share / Occupied Space:	100.0% of Property

Parking Area:	Subtenant shall have the exclusive right to use the designated spaces serving the Property.

Exhibits:	Schedule 4 - Restart Matrix
Schedule 5 - Tenant Work
Exhibit A - Master Lease
Exhibit B – Improvements
Exhibit C - Furnishing Inventory
Exhibit D - Subtenant’s Planned Initial Alterations
Exhibit E – Tenant’s Hazardous Materials Reports
Exhibit F - Subtenant’s Hazardous Materials
Exhibit G - Letter of Credit
Exhibit H - Master Lessor Consent-

ii

THIS SUBLEASE is entered as of the Effective Date by and between Tenant and Subtenant.

THE PARTIES ENTER this Sublease on the basis of the following facts, understandings and intentions:

A. Tenant is presently the sole tenant of the Property pursuant to the Master Lease by and between Master Lessor and Tenant. A copy of the Master Lease is attached hereto as Exhibit “A”.

B. Tenant desires to sublease the Sublease Premises to Subtenant and Subtenant desires to sublease the Sublease Premises from Tenant on all of the terms, covenants and conditions hereinafter set forth.

C. All of the terms and definitions in the Defined Terms section of this Sublease are incorporated herein by this reference. All capitalized terms used in this Sublease and not otherwise defined in this Sublease have the same meaning as in the Master Lease.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1. (a) Sublease. Tenant hereby subleases to Subtenant, and Subtenant hereby subleases from Tenant, the Sublease Premises for the Sublease Term, beginning on the Commencement Date and ending on the Expiration Date, upon all of the terms, covenants and conditions herein contained. In addition, Tenant shall lease to Subtenant, and Subtenant shall lease from Tenant, any and all permanent improvements (“Improvements”) on the Sublease Premises constructed and/or owned by Tenant as described on Exhibit “B” attached hereto, upon all of the terms, covenants and conditions herein contained and set forth in the Master Lease.

(b) Lease of Furnishings. Included as part of the Sublease Premises are those items of furniture and personal property listed on the inventory, attached as and incorporated herein as Exhibit “C” (the “Furnishing Inventory”). With respect to the Furnishing Inventory, and in addition to any obligations with respect to the Sublease Premises generally, Subtenant agrees: (i) that Subtenant shall not remove any Furnishing Inventory from the Sublease Premises without the prior written consent of Tenant; (ii) Subtenant shall be responsible for all loss or damage to the Furnishing Inventory during the Term; and (iii) all Furnishing Inventory shall be surrendered to Tenant at the end of the Term in good condition and repair. Notwithstanding the foregoing, provided Subtenant is not otherwise in default under this Sublease, Subtenant shall have the right to purchase those items identified on Exhibit “C” as “Building One Furniture” at the end of the Sublease Term for a purchase price of $1.00, by providing written notice to Tenant and delivering such purchase price prior to the Expiration Date or earlier termination of this Sublease.

2. Permitted Use. The uses permitted shall be for general office, research & development, sales, product testing, semiconductor fabrication, storage and all other legal uses related to the foregoing. Subtenant shall in no event use the Sublease Premises in violation of the terms of the Master Lease.

3. Advance Rent. Upon the execution of the Sublease, Subtenant shall pay to Tenant the first month’s Rent due under the Sublease.

4. Start Up Period and Early Entry Period. In order to determine that the technical fixtures and building systems described on Schedule 4 (“Start Up Systems”) are functional, Tenant shall be responsible at its cost, to operate the Start Up Systems as detailed on Schedule 4 and to perform required repairs or replacement of any items that are not functional, with such work to be commenced within seven

(7) days following the Effective Date and completed by the dates indicated on Schedule 4. Additionally, Tenant shall repair any item that fails to function during the Run Time Period specified for such item on Schedule 4 following the date such item is made functional. Tenant shall deliver to Subtenant at least two days prior notice of the date that the material work required on Schedule 4 (“Start Up Work”) has been substantially completed and Tenant shall deliver the Sublease Premises to Subtenant on substantial completion of the Start Up Work. The period beginning with the date set out on Schedule 4 and ending on the substantial completion of the Start Up work is described as the “Start Up Period.” The parties anticipate that the Start Up Period will end on approximately February 1, 2008, provided the Start Up Period shall not be extended so long as the work on the material systems is substantially complete and Tenant shall be permitted to finish any required repairs during the Early Entry Period. For a period of seventy-five (75) days commencing upon the day following the expiration of the Start Up Period (“Early Entry Period”), Subtenant, its vendors, consultants, contractors and agents shall be allowed early access to” (a) the “Fab” portion of the Sublease Premises for fit up of the Fab portion of the Sublease Premises, and (b) the balance of the Sublease Premises for installation of Subtenant’s Alterations and data and communications equipment, such access being subject to all provisions of this Sublease.

5. Condition of Sublease Premises. Except as provided herein, on the Commencement Date Tenant shall deliver the Sublease Premises (including the Furnishing Inventory) to Subtenant in its existing “AS IS” “WHERE IS” condition without any representation or warranty. Subtenant acknowledges that Subtenant has conducted Subtenant’s own investigation of the Sublease Premises, the physical condition thereof, including location of utilities, improvements, and such other matters which in Subtenant’s judgment affect or influence Subtenant’s use and suitability of the Sublease Premises, including the existence of Hazardous Materials (as defined in Section 15.2 below) within the Sublease Premises. On or about February 1, 2008, Subtenant and Tenant shall conduct and videotape a walkthrough inspection of the Sublease Premises to establish the condition of the Sublease Premises and the Furnishing Inventory as of the expiration of the Start Up Period. The condition of the Sublease Premises at such time, including any repairs performed by Tenant pursuant to Section 4 above shall establish the baseline condition of the Sublease Premises (the “Existing Condition”). Tenant and Subtenant shall split the cost of such videotape equally. Subtenant recognizes and agrees that, except as expressly provided herein, neither Tenant nor Master Lessor has made any representations of any kind in connection with improvements or physical conditions on, or bearing on, the use of the Sublease Premises. Subtenant further recognizes and agrees that except as expressly provided herein or on Schedule 5 attached hereto, neither Master Lessor nor Tenant shall be required to perform any work of construction, alteration or maintenance of or to the Sublease Premises.

6. Rent.

6.1 Base Rent. Upon execution hereof, Subtenant shall deliver the Advance Rent to Tenant. In addition, beginning on the month that is the second full calendar month following the Rent Commencement Date, Subtenant shall and thereafter pay a monthly rent in the amount of the Base Rent in advance, on the first day of each month of the term hereof, to Tenant. In the event the Rent Commencement Date is not the first day of a calendar month or the last day of the Sublease Term is not the last day of the calendar month, the Base Rent shall be appropriately prorated based on a thirty (30) day month. All installments of Base Rent shall be delivered to Exar Corporation at 48720 Kato Road, Fremont, California 94538, Attention: Accounts Receivable, or at such other place as may be designated in writing from time to time by Tenant, in lawful money of the United States and without deduction, abatement or offset for any cause whatsoever.

6.2 Additional Rent. Commencing on the Rent Commencement Date, Subtenant shall be responsible for, and shall reimburse Tenant for Subtenant’s Share of storm drain cleaning for the Property; any management fees Tenant pays to Landlord pursuant to the Master Lease; and any costs that

Tenant incurs with regard to its performance of activities described in Master Lease Sections 5(B)(3) and 5(B)(5), real property taxes, and insurance that Tenant is required to maintain pursuant to the Master Lease.

For purposes of this Sublease, any amounts payable by Subtenant hereunder, in addition to and at the same time as the Base Rent, is referred to collectively as “Additional Rent”. Within thirty (30) days of the Commencement Date, and thereafter at least thirty (30) days prior to the commencement of each calendar year during the Term, or as soon thereafter as commercially practicable, Tenant shall furnish Subtenant with a written statement setting forth the estimated monthly Additional Rent for such calendar year (or partial year, as the case may be) (the “Estimated Costs”). Subtenant shall include the monthly Estimated Costs with its monthly payment of Base Rent. Within ninety (90) days after the close of each calendar year, or as soon thereafter as commercially practicable, Tenant shall deliver to Subtenant a written statement setting forth the actual costs of items included as Additional Rent, during that calendar year (the “Actual Costs”). If the Actual Costs exceed the Estimated Costs paid by Subtenant to Tenant for such calendar year, Subtenant shall pay to Tenant such excess within ten (10) days after receipt of such statement. If the statement shows such Actual Costs to be less than the Estimated Costs, then Tenant shall credit the difference against Additional Rent due for the calendar months next following receipt of Tenant’s written statement, or within thirty days after the term expiration (subject to any delay in Tenant’s receipt of any reimbursement therefor that Tenant is entitled to from Master Lessor) refund the difference to Subtenant if the term has expired.

6.3 Late Charges. Subtenant agrees that if Base Rent, Additional Rent or any other payment due hereunder from Subtenant to Tenant (collectively, “Rent”) remains unpaid five (5) days after said amount is due, the amount of such unpaid Rent or other payment shall be increased by a late charge to be paid to Tenant by Subtenant in an amount equal to five percent (5%) of the amount of the delinquent Rent or other payment, provided, however, that on the first occasion in any calendar year that Subtenant is delinquent in payment of Base Monthly Rent or Additional Rent, Tenant shall give Subtenant written notice thereof, and no late charge will be payable so long as Subtenant pays such past-due amount within three (3) days thereafter). The amount of the late charge to be paid to Tenant by Subtenant for any month shall be computed on the aggregate amount of delinquent Rent and other payments, including all accrued late charges, then outstanding. Subtenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Tenant as a result of such late payment by Subtenant and may be charged by Tenant to defray such loss and expense.

7. Sublease Subject to Master Lease.

7.1 Inclusions. Subtenant agrees that all of the terms, conditions, obligations, rights and covenants of this Sublease shall be those stated in the Master Lease (which is incorporated herein), to the extent such terms, conditions, obligations, rights and covenants are applicable only to the Sublease Premises, subject to the following:

(a) Section 1.1 of the Master Lease - Parties, is not incorporated herein;

(b) Section 1.3 of the Master Lease - Premises, is not incorporated herein;

(c) Section 1.5 of the Master Lease - Term, is not incorporated herein;

(d) Section 1.6 of the Master Lease - Rent, is not incorporated herein;

(e) Section 1.7 of the Master Lease - Security Deposit, is not incorporated herein;

(f) Section 1.8 of the Master Lease - Common Area Costs, is incorporated herein, except as to estimates of such CAC and as modified by Section 6.2 and 8 of this Sublease and except that Tenant shall not be entitled to charge any management fees (provided Subtenant shall reimburse Tenant for Subtenant’s Share of any Master Landlord management fees);

(g) Section 1.9 of the Master Lease - Late Charges, is not incorporated herein;

(h) Section 2.1 of the Master Lease - Acceptance of Premises and Covenants to Surrender, is not incorporated herein;

(i) Section 5(a) of the Master Lease is not incorporated herein and Section 5(b) of the Master Lease is incorporated herein, as modified by Sections 6.2 and 8 hereof as to the division of responsibilities between Tenant and Subtenant;

(j) Section 25 of the Master Lease-Holding Over, is not incorporated herein;

(k) Section 34 of the Master Lease - Brokers, is not incorporated herein;

(l) Section 35 of the Master Lease - Option To Extend, is not incorporated herein. The following provisions of the Master Lease are incorporated with the revisions set out below:

Except as provided above, whenever the word “Premises” is used in the Master Lease, for purposes of this Sublease, the word “Sublease Premises” shall be substituted. Subtenant shall be subject to, bound by and agrees to strictly comply with all terms, conditions, obligations, rights and covenants of the Master Lease that are incorporated herein with respect to the Sublease Premises (“Incorporated Master Lease”), and shall satisfy and perform all applicable terms, conditions, obligations, rights and covenants of the Incorporated Master Lease for the benefit of both Tenant and Master Lessor, it being understood and agreed that for purposes of incorporation of the Master Lease into this Sublease, wherever in the Master Lease the word “Tenant” appears, for the purposes of this Sublease, the word “Subtenant” shall be substituted, and wherever the word “Landlord” appears, for the purposes of this Sublease, the word “Tenant” shall be substituted; and that upon the breach of any of said terms, conditions, obligations, rights or covenants of the Incorporated Master Lease by Subtenant or upon the failure of Subtenant to pay Base Rent, Additional Rent or comply with any of the provisions of this Sublease or Incorporated Master Lease, Tenant may exercise any and all rights and remedies granted to Master Lessor by and under the Incorporated Master Lease, including without limitation the remedies set forth in Section 14 of the Incorporated Master Lease. However, any right to extend the Master Lease is personal to Tenant and Subtenant shall not be afforded such right. In the event of any conflict between this Sublease and the Incorporated Master Lease, the terms of this Sublease shall control.

8. Repairs and Alterations.

8.1 Subtenant’s Repair Obligations. Subtenant shall, at its sole cost and expense keep, repair and maintain the interior of the Sublease Premises in Good Condition and Repair, including, but not limited to, the interior walls and floors of all offices and other interior areas, doors and door closures, all lighting systems, temperature control systems, plumbing systems, and the existing approximately 20,000 square foot clean room, including any Required Replacements. Subtenant shall provide interior and exterior window washing as needed. Subtenant shall also perform, at its sole cost and expense, any required maintenance set forth in Section 5(b) of the Master Lease that is not charged to Subtenant pursuant to Section 6.2 of this Sublease. If Subtenant fails to make any repairs to the Sublease Premises within 30 days after notice from Tenant (although notice shall not be required if there is an emergency), Tenant may make the maintenance or repairs, and Subtenant shall pay the reasonable cost of the repairs to

Tenant within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Subtenant shall obtain and keep in force during the Sublease Term maintenance contracts for all HVAC and processing systems for which Subtenant is responsible, and shall provide copies of all such contracts to Tenant, provided Subtenant may perform such maintenance and repairs itself so long as Subtenant employs qualified personnel to perform such work and Master Lessor consents thereto.

8.2. Alterations. Subtenant shall only be permitted to make alterations and improvements (“Alterations”) to the Sublease Premises in accordance with the terms of Section 4 of the Master Lease, subject to Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Subtenant obtains Master Lessor’s approval of any Alterations to the Sublease Premises, Tenant’s consent shall not be required provided Master Lessor releases Tenant from any and all liability associated with such Alterations. Tenant’s approval of an Alteration (including as set forth in this Section 8.2) shall not be a representation by Tenant that the Alteration complies with all applicable Requirements or will be adequate for Subtenant’s use. Notwithstanding anything to the contrary contained herein, Subtenant’s obligation to repair any damage caused by its removal of Subtenant’s trade fixtures, equipment, personal property and Alterations from the Sublease Premises shall extend only to restore to the Existing Condition, and, provided Master Lessor releases Tenant from any and all liability associated with such Alterations, Subtenant shall only be obligated to make such repairs to the extent Master Lessor requires the repairs. If Subtenant remains in the Sublease Premises with Landlord’s consent following Lease termination, Subtenant shall be relieved of any obligations to remove any items from the Sublease Premises on termination; provided, however, Subtenant shall remain financially liable to Tenant for the cost to return the Sublease Premises to the Existing Condition in the event that Tenant is held financially responsible to Master Lessor for returning the Property to Master Lessor in the condition set forth in the Master Lease. Subject to Master Lessor consent, Tenant hereby approves the following Alterations by Subtenant:

(a) Construction of offices and improvements shown on Exhibit “D” hereto;

(b) Installation of data and telephone communications cabling and equipment; and

(c) Installation of Subtenant’s manufacturing equipment.

8.3 Tenant Repair Obligations. Tenant shall perform the maintenance and repair obligations for which Subtenant is charged pursuant to Section 6.2 of this Sublease to the extent such maintenance is not performed by Master Lessor, subject to reimbursement by Subtenant in accordance with Section 6.2.

9. Utilities, Services and Repairs.

9.1 Utilities. Commencing on February 1, 2008, Subtenant shall be solely responsible for the cost of all gas, electric, water and other utilities and shall promptly pay the utility provider directly.

9.2 Janitorial and Maintenance Services. Subtenant shall provide janitorial services for the Sublease Premises. Subtenant will be responsible for all costs of refuse facilities and disposal at the Sublease Premises. Any third party service engaged by Subtenant to provide any services in the Sublease Premises shall be bonded and insured.

9.3 Telecommunications and Data Services. Subject to any required consent pursuant to Section 8.2 hereof, Subtenant shall be solely responsible for the installation of telecommunications and data communications cabling and equipment servicing the Sublease Premises, provided, however, that

Subtenant may utilize existing and unused cabling located in the Sublease Premises for such purposes. Subtenant shall be solely responsible for the costs of such additional cabling and ongoing services to the Sublease Premises.

9.4 Intentionally Deleted.

9.5 Clean Room Floor. Tenant has obtained an estimate for repairing damage identified on the clean room floor and replacing floor covering as necessary (“Repair Estimate”). Tenant shall cause such repairs to be completed at Tenant’s cost.

9.6 Spec Gas Cabinets and Inactive Lines. Tenant shall seek Master Lessor’s consent to the removal of the spec gas cabinets and inactive lines in the Sublease Premises. If Master Lessor consents to removal of the foregoing items, Tenant shall obtain an estimate for the cost of removing such items. If Subtenant elects to have such items removed, the cost of such removal shall be Subtenant’s responsibility and Subtenant shall be entitled to any salvage value of such items. If Master Lessor does not consent to the removal of such items, Subtenant shall be responsible for the cost of relabeling the inactive lines.

9.7 Intentionally Deleted.

9.8 Intentionally Deleted.

9.9 Vortex. Subtenant shall be responsible for coordinating the assignment of the existing lease for the cooling tower Vortex to Subtenant. Tenant agrees to cooperate to the extent needed and to consent to such assignment, provided Tenant does not incur any expense or liability associated therewith.

10. Requirements of Laws. Subtenant shall not use the Sublease Premises or permit anything to be done in or about the Sublease Premises which will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Subtenant shall not do or permit anything to be done on or about the Sublease Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the Property or cause a cancellation of said insurance or otherwise affect said insurance in any manner and Subtenant shall, at its sole cost and expense, promptly comply with all Requirements (and with the requirements of any property, liability or casualty underwriters or other similar body now or hereafter constituted) relating to or affecting the condition, use, or occupancy of the Sublease Premises, and shall otherwise comply with the provisions of Section 9 of the Master Lease as it relates to the Sublease Premises.

11. Security Deposit. The parties acknowledge that Subtenant shall make a security deposit in the amount set forth in the Basic Sublease Information, and such Security Deposit is included, and shall be held in accordance with the terms of, the Letter of Credit described in Section 17 hereof.

12. Signage. Subject to compliance with all applicable laws and regulations and obtaining Tenant’s and Master Lessor’s consent to the proposed sign, Subtenant shall have the right to use 100% of the monument sign located on Hillview Avenue for identification purposes. In addition, Subtenant shall have the right to utilize the signage area delineated on the Lobby wall. Subject to compliance with all applicable laws and regulations and obtaining Tenant’s and Master Lessor’s consent to the proposed sign, Subtenant shall have the right to install signage on the exterior of Building One. Except as specifically set forth in this paragraph, all such signage installed by Subtenant shall be at Subtenant’s sole cost and expense.

13. Surrender of Sublease Premises; Holdover Rent. Upon expiration of the Sublease Term, whether by lapse of time or otherwise, Subtenant shall promptly and peacefully surrender the Sublease Premises to Tenant in Good Condition and Repair, but in no event shall Subtenant be required to return the Sublease Premises in better condition than the Existing Condition. “Good Condition and Repair” shall generally mean that the Sublease Premises are in the condition that one would expect the Sublease Premises to be in, if throughout the Sublease Term, Subtenant (i) uses and maintains the Sublease Premises in a commercially reasonable manner and in accordance with the requirements of this Sublease and (ii) makes all Required Replacements. “Required Replacements” are the replacements to worn-out (non-repairable) equipment, fixtures, and improvements, including the Capital Replacements that a commercially reasonable owner-user would make. All of the following shall be in Good Condition and Repair: (i) the interior walls and floors (new carpet will not be required at the end of the Sublease Term) of all offices and other interior areas; (ii) all suspended ceilings and any carpeting shall be clean and in good condition; (iii) all glazing, windows, doors and door closures, plate glass, (iv) all electrical systems, including light fixtures and ballasts, plumbing, and temperature control systems; and (v) the existing approximately 20,000 square foot clean room. Subtenant, on or before the end of the Sublease Term or sooner termination of this Sublease, shall remove all of its personal property and trade fixtures from the Sublease Premises (subject to Section 8.2 hereof), and all such property not so removed shall be deemed abandoned by Subtenant. Subtenant shall reimburse Tenant for all disposition costs incurred by Tenant relative to Subtenant’s abandoned property. Subtenant agrees that time shall be of the essence with respect to Subtenant’s obligation to surrender possession of the Sublease Premises to Tenant upon the termination of the Sublease Term, and further agrees that in the event Subtenant does not promptly surrender possession of the Sublease Premises to Tenant upon such termination, Tenant, in addition to any other rights and remedies Tenant may have against Subtenant for such holding over, shall be entitled to bring summary proceedings against Subtenant, and Subtenant agrees to reimburse Tenant for all Tenant’s damages sustained by reason of such holding over, including without limitation, Tenant’s consequential damages related to any holdover rent under the Master Lease, reasonable attorneys’ fees and disbursements incurred in connection with the exercise by Tenant of its remedies against Subtenant. Subtenant understands that any holdover rent imposed by the Master Lease for a holdover in the Sublease Premises is not limited to the Rent for the Sublease Premises.

13.1 Subtenant New Lease with Master Landlord. Notwithstanding the foregoing, Tenant acknowledges that Subtenant may desire to remain in the Sublease Premises after the expiration of the Sublease Term with the consent of Master Landlord. If Master Landlord has consented in writing to Subtenant’s continuing occupancy of the Sublease Premises as a direct relationship with Master Landlord and not as a “holdover” under the Master Lease and this Sublease, then upon expiration of the Sublease Term Subtenant shall not be deemed a holdover occupant of the Sublease Premises nor shall Subtenant be required to surrender the Sublease Premises or to remove its property, provided Subtenant shall be required to return the Sublease Premises to the Existing Condition (or pay to Tenant the cost to return the Sublease Premises only to the Existing Condition).

14. Default by Subtenant; Termination of Master Lease.

14.1 Default by Subtenant. Section 14 of the Master Lease (Default) is incorporated herein by reference, it being understood that all references in Section 14 to “Lessee” shall be deemed references to “Subtenant,” and all references to “Landlord” shall be deemed references to “Tenant”. In addition to the breaches and defaults set forth in Section 14 of the Master Lease, any event constituting a breach or default under a provision of this Sublease shall constitute a default by Subtenant. In the event of any default by Subtenant, Tenant shall have the same rights and remedies as are available to Master Lessor under the Master Lease.

14.2 Termination of Master Lease.

(a) Subject to Section 14.2(b) below, in the event that the Master Lease is terminated for any reason, on the date of such termination, this Sublease automatically shall terminate and be of no force or effect. On the date of such termination, Tenant shall be released from any obligations of this Sublease including any liability to Subtenant, other than (i) the obligation to return the Security Deposit pursuant to the provisions of Section 11.2 hereof; (ii) the obligation to return to Subtenant any Base Rent or Additional Rent previously paid by Subtenant and attributable to the period following such termination, and (iii) the obligation to comply with the provisions of Section 17 regarding drawing on the Letter of Credit (as defined below), use of such proceeds and return of such Letter of Credit.

(b) In the event that the Master Lease is terminated as a result of Subtenant’s default, and if, within thirty (30) days of the date of such termination, Subtenant and Master Lessor enter into a lease of the Sublease Premises, Tenant and Subtenant agree that all provisions of this Sublease with respect to the Sublease Premises shall automatically terminate, provided, however, that Subtenant’s right to use the Furnishing Inventory shall terminate except to the extent alternative arrangements have been agreed in writing.

15. Representations, Warranties and Covenants of Tenant. Except as otherwise provided herein or in a written instrument or agreement pursuant to which Master Lessor consents to this Sublease, Tenant represents, warrants and covenants that:

15.1 The Master Lease is in full force and effect and there has occurred no breach or default by Tenant thereunder, nor has Tenant acted or omitted to act in any way which would become a breach or default thereunder after notice or lapse of time or both.

15.2 To the best of Tenant’s knowledge, there has occurred no breach or default by Master Lessor under the Master Lease, nor has Master Lessor acted or omitted to act in any way which would become a breach or default thereunder after notice or lapse of time or both.

15.3 Subject to the terms and conditions hereof and obtaining Master Lessor’s consent to this Sublease, Tenant has the legal right to possession of the Sublease Premises and the power and the right to enter into this Sublease and Subtenant, upon the faithful performance of all of the terms, conditions and obligations of Subtenant contained in this Sublease, shall peaceably and quietly hold and enjoy the Sublease Premises upon the terms, covenants and conditions set forth in this Sublease throughout the Sublease Term and any extensions thereof.

15.4 Tenant will not enter into any voluntary agreement with Master Lessor to terminate the Master Lease and will comply with all terms thereof, provided nothing herein shall preclude Tenant from exercising any termination rights as may be set forth in the Master Lease or the Sublease.

15.5 There have been no supplements or amendments of the Master Lease other than those amendments described in Recital A above, and attached thereto. Tenant will not modify, supplement or amend the Master Lease in any way that materially adversely affects this Sublease.

15.6 Tenant will, reasonably promptly following receipt or transmittal thereof, provide copies to Subtenant of all notices, consents or other communications between Tenant and Master Lessor which apply to or affect this Sublease.

15.7 Tenant shall at all times during the Sublease Term use commercially reasonable efforts to enforce its rights under the Master Lease so as to ensure that Master Lessor performs all duties and obligations with respect to the Sublease Premises required of Master Lessor pursuant to the terms of the Master Lease.

15.8 Tenant has delivered to Subtenant the reports that are listed on Exhibit “E”, which deal with Hazardous Materials related to the Sublease Premises and represents and warrants that to the best of its knowledge, those reports are the only reports in Tenant’s possession related to the Sublease Premises and are true and correct in all material respects. Subtenant shall review such reports, conduct its own investigation and reach its own determination regarding Hazardous Materials at the Sublease Premises. Tenant agrees that Tenant shall be responsible for any additional remediation of Hazardous Materials that may exist on or about the Sublease Premises prior to the Commencement Date to the extent such remediation is required by any applicable governmental authorities. In the event Tenant is required to perform any remediation pursuant to the foregoing sentence, and such remediation reasonably prevents Subtenant from operating its business in the Sublease Premises for a period of forty-five (45) consecutive days, Rent shall abate commencing on the day following such 45-day period until such time as Tenant has sufficiently completed the remediation for Subtenant to reasonably resume operations. Notwithstanding the foregoing, Tenant shall have no obligations hereunder with respect to Hazardous Materials present in the Sublease Premises which require remediation only as a result of Subtenant’s alteration or improvement to the Sublease Premises (e.g. the removal of asbestos-bearing materials required in connection with Subtenant’s alterations).

15.9 Tenant shall perform all its duties and obligations under the Master Lease in a timely manner, except as such duties and obligations have been specifically assigned to Subtenant pursuant to the terms of this Sublease.

15.10 Tenant has received no notice from any governmental agency that the agency considers the Property to be in violation of any statutes, laws, ordinances, rules or regulations.

15.11 Tenant shall not exercise its option to extend the term pursuant to Master Lease, Section 35.

16. Hazardous Materials. Section 33 of the Master Lease (excluding Section 33.3) are hereby incorporated by reference, it being understood that all references in Section 14 to “Lessee” shall be deemed references to “Subtenant,” and all references to “Landlord” shall be deemed references to “Tenant”. In addition, Subtenant shall not cause or permit any Hazardous Material to be brought, kept or used in or about the Property by Subtenant, its agents, employees, contractors, or invitees, except as provided in Exhibit “F” (“Permitted Hazardous Materials”) attached and incorporated herein, which Permitted Hazardous Materials shall be handled only in accordance with all applicable laws. During the Term, Subtenant may desire to revise its processing requirements to incorporate new Hazardous Materials that are not listed on Exhibit “F” (“New Hazardous Materials”). In that event, Subtenant may bring New Hazardous Materials for use in its processing onto the Property only at such time, if any, as Tenant has approved in writing the use of the New Hazardous Materials on the Property. Tenant shall not unreasonably withhold its approval of any New Hazardous Materials for use on the Property in Subtenant’s product processing. Tenant may withhold, in its sole discretion, approval of use of any New Hazardous Material, if such New Hazardous Material is not of similar hazard classification to the materials already listed in Exhibit “F”.

17. Letter of Credit.

17.1 General Provisions. On or before the Effective Date, Subtenant shall deliver to Tenant as collateral a standby, unconditional, irrevocable, letter of credit (the “Letter of Credit”) in the form of

Exhibit “G” attached hereto and containing the terms required herein, in the face amount of $1,400,479.00, including the Security Deposit (the “Letter of Credit Amount”), naming Tenant as beneficiary, issued (or confirmed) by a financial institution acceptable to Tenant in Tenant’s reasonable discretion. Subtenant shall pay all expenses, points, and/or fees incurred by Subtenant in obtaining the Letter of Credit. Subtenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is 120 days after the scheduled expiration date of the Sublease Term or any extension thereof. If the Letter of Credit held by Tenant expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Subtenant shall deliver a new Letter of Credit or certificate of renewal or extension to Tenant not later than 30 days prior to the expiration date of the Letter of Credit then held by Tenant. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section 17, shall be irrevocable, transferable to the extent required in Section 17.5 of this Sublease, and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Tenant in its sole discretion. The Letter of Credit shall not be mortgaged, assigned, or encumbered in any manner whatsoever by Subtenant without the prior written consent of Tenant. Notwithstanding the foregoing, upon execution of this Sublease, Subtenant may, in lieu of the Letter of Credit, deliver to Tenant the Letter of Credit Amount in cash, to be held by Tenant in accordance with the terms of this Section 17. Upon delivery by Subtenant to Tenant of a Letter of Credit in accordance with this Section 17, Tenant shall promptly return the cash deposit to Subtenant.

17.2 Drawings under Letter of Credit. Multiple and partial draws of the Letter of Credit shall be permitted. Tenant shall have the right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time if the Letter of Credit held by Tenant expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank) and Subtenant fails to deliver to Tenant, at least 30 days prior to the expiration date of the Letter of Credit then held by Tenant, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Section 17. Except as set forth in the preceding sentence, Tenant shall only draw upon the Letter of Credit if (i) Subtenant fails to pay any monetary obligation of this Sublease within 5 days of its due date or (ii) Subtenant fails to perform any non-monetary obligation of this Sublease within thirty (30) days of written notice from Tenant and then only to the extent required to cure such default, and before drawing on the Letter of Credit Tenant shall give Subtenant five days notice and shall not draw if Subtenant remedies the failure before the expiration of the five day period. No condition or term of this Sublease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Subtenant hereby acknowledges and agrees that Tenant is entering into this Sublease in material reliance upon the ability of Tenant to draw upon the Letter of Credit upon the occurrence of any event described above. The use, application, or retention of the Letter of Credit, or any portion thereof, by Tenant shall not prevent Tenant from exercising any other right or remedy provided by this Sublease or by law, it being intended that Tenant shall not first be required to proceed against the Letter of Credit and shall not operate as a limitation on any recovery to which Tenant may otherwise be entitled, except for any default of Subtenant that is cured by the funds Tenant draws under the Letter of Credit. Except in the event of a draw for failure to deliver a renewal or substitute Letter of Credit, within a reasonable time after making any draw under the Letter of Credit, Tenant shall deliver to Subtenant an itemization of the actual costs and expenses (“Actual Costs”) to which the drawn funds were applied. If the Actual Costs are less than the funds drawn, Tenant shall return to Subtenant any excess amounts at the time Subtenant delivers to Tenant the additional Letter of Credit (to bring the total amount to the Letter of Credit Amount) pursuant to Section 17.4.

17.3 Use of Proceeds by Tenant. The proceeds of the Letter of Credit may be applied by Tenant against any obligation whatsoever payable by Subtenant under this Sublease that is not paid when due and/or to pay for all losses and damages that Tenant has suffered or that Tenant reasonably estimates that it will suffer as a result of any default by Subtenant under this Sublease. If Tenant draws under the Letter of Credit because of Subtenant’s failure to deliver a replacement Letter of Credit, Tenant shall deposit any such proceeds in a separate account in the name of Tenant (or its designee) at a financial institution selected by Tenant in its sole discretion (the “LC Proceeds Account”). If Tenant draws upon the Letter of Credit solely due to Lessee’s failure to renew the Letter of Credit as required, such failure to renew shall not constitute a default hereunder and Subtenant shall at any time thereafter be entitled to provide Tenant with a replacement Letter of Credit that satisfies the requirement of this Section in which case Tenant shall immediately return funds from the LC Proceeds Account equal to the balance of the Letter of Credit drawn by Tenant, to the extent such funds have not been applied to cure a Subtenant default in accordance with the terms of this Sublease. Tenant may apply funds from the LC Proceeds Account against any Rent payable by Subtenant under this Sublease that is not paid when due and/or to pay for all losses and damages that Tenant has suffered or that Tenant reasonably estimates that it will suffer as a result of any default by Subtenant under this Sublease. Subtenant hereby grants Tenant a security interest in the LC Proceeds Account and agrees that, in addition to all other rights and remedies available to Tenant under applicable Law, Tenant shall have all rights of a secured party under the California Uniform Commercial Code with respect to the LC Proceeds Account. The LC Proceeds Account shall be under the sole control of Tenant. Subtenant shall not have any right to direct the disposition of funds from the LC Proceeds Account or any other right or interest in the LC Proceeds Account provided the proceeds may be used only for the purposes set out in this Section 17. Subtenant shall, at any time and from time to time, execute, acknowledge and deliver such documents and take such actions as Tenant or the bank with which the LC Proceeds Account is maintained may reasonably request concerning the creation or perfection of the security interest granted to Tenant in (including Tenant’s control of) LC Proceeds Account or to effect the provisions of this Section 17.3. Subtenant does hereby make, constitute and appoint Tenant its true and lawful attorney-in-fact, for it and in its name, place and stead, to execute and deliver all such instruments and documents, and to do all such other acts and things, as Tenant may deem to be necessary or desirable to protect and preserve the rights granted to Tenant under this Section 17.3, provided such acts may be taken only in accordance with the provisions of this Section 17. Subtenant hereby grants to Tenant the full power and authority to appoint one or more substitutes to perform any of the acts that Tenant is authorized to perform under this Section 17.3, with a right to revoke such appointment of substitution at Tenant’s pleasure. The power of attorney granted herein is coupled with an interest and therefore is irrevocable. Any person dealing with Tenant may rely upon the representation of Tenant relating to any authority granted by the power of attorney contained herein, including the intended scope of the authority, and may accept the written certificate of Tenant that this power of attorney is in full force and effect. Photographic or other facsimile reproductions of this executed Sublease may be made and delivered by Tenant, and may be relied upon by any person to the same extent as though the copy were an original. Anyone who acts in reliance upon any representation or certificate of Tenant, or upon a reproduction of this Sublease, shall not be liable for permitting Tenant to perform any act pursuant to this power of attorney. Provided Subtenant has performed all of its obligations under this Sublease, Tenant agrees to pay to Subtenant within 30 days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Tenant and not applied against any Rent payable by Subtenant under this Sublease that was not paid when due or used to pay for any losses and/or damages suffered by Tenant (or reasonably estimated by Tenant that it will suffer) as a result of any default by Subtenant under this Sublease; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, under the Federal Bankruptcy Code, then Tenant shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal. Tenant shall return the original Letter of Credit to Subtenant within one hundred twenty (120) days after Sublease termination (or sooner if no outstanding Subtenant obligations remain), less any funds Tenant has caused to be disbursed to it from the Letter of Credit pursuant to the terms of this Sublease.

17.4 Additional Covenants of Subtenant. If, as result of any application or use by Tenant of all or any part of the Letter of Credit except Tenant’s call on the Letter of Credit as a result of the failure of Subtenant to deliver a replacement Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Subtenant shall, within thirty days thereafter, provide Tenant with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 17. Subtenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Tenant nor its successors or assigns will be bound by any such assignment, encumbrances, attempted assignment or attempted encumbrance.

17.5 Transfer of Letter of Credit. Tenant may, at any time and without notice to Subtenant and without first obtaining Subtenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another entity that merges with Tenant or purchases all or substantially all of the assets of Tenant or the ownership interests in Tenant. Multiple transfers of the Letter of Credit shall be permitted in accordance with the foregoing. If Tenant transfers its interest in the Property and transfer the Letter of Credit (or any proceeds thereof then held by Tenant) to such transferee, Tenant shall, without any further agreement between the parties hereto, thereupon be released by Subtenant from all liability with regard to the items so transferred. In connection with any such transfer of the Letter of Credit by Tenant, Subtenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer.

17.6 Nature of Letter of Credit. Tenant and Subtenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including California Civil Code Section 1950.7 (“Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Subtenant hereby specifically waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which Tenant must refund a security deposit under a Sublease, and/or (ii) provide that Tenant may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant or to clean the Premises, it being agreed that Tenant may, in addition, claim those sums specified in this Section 17 above and/or those sums reasonably necessary to compensate Tenant for any loss or damage caused by Subtenant’s breach of this Sublease or the acts or omission of Subtenant or any employee, agent, contractor or invitee of Subtenant.

18. Subtenant Insurance.

18.1 During the Sublease Term, Subtenant shall maintain all insurance required to be maintained by Tenant pursuant to Section 6 of the Master Lease as it relates to the Sublease Premises and shall otherwise comply with all terms of Section 6 of the Master Lease. Subtenant shall name Tenant as an additional insured on each such insurance policy and shall provide Tenant with certificates of insurance certifying said coverage prior to taking possession of the Sublease Premises.

19. Miscellaneous.

19.1. Entire Agreement. This Sublease contains all of the covenants, conditions and agreements between the parties concerning the Sublease Premises, and shall supersede all prior correspondence, agreements and understandings concerning the Sublease Premises, both oral and written. No addition or modification of any term or provision of this Sublease shall be effective unless set forth in writing and signed by both Tenant and Subtenant, and consented to in writing by Master Lessor.

19.2. Captions. All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

19.3. Master Lessor’s Consent. This Sublease is conditioned upon obtaining the prior written consent of Master Lessor and any of Master Lessor’s mortgagees (if required) substantially in the form attached as Exhibit “H” (the “Master Lessor’s Consent”) and incorporated herein.

19.4. Authority. Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

19.5. Attorneys’ Fees. In the event either party shall bring any action or proceeding for damages or for an alleged breach of any provision of this Sublease to recover rents, or to enforce, protect or establish any right or remedy hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs as part of such action or proceeding.

19.6. Brokerage Commission. Tenant and Subtenant each represent that they have dealt with no real estate brokers, finders, agents or salesman except as follows: (i) Michael Filice of CB Richard Ellis, Michael Rosendin of Colliers International and Joe Moriarty of CPS are jointly representing the Tenant, and (ii) Duffy D’Angelo and Steve Gibson of Colliers International are jointly representing the Subtenant. Tenant shall pay a brokers’ commission in accordance with its agreement with its brokers.

19.7. Notices. Any notices pursuant to this Sublease shall be given in accordance with the terms of Section 17 of the Master Lease at the party’s respective Address(es) set forth in the Basic Sublease Information, except that if Subtenant has vacated the Sublease Premises (or if the Address for Subtenant is other than the Sublease Premises, and Subtenant has vacated such address) without providing Tenant a new Address, Tenant may serve notice in any manner described therein or in any other manner permitted by law.

19.8. Governing Law. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California (except that body of law controlling conflicts of law).

19.9 Consent to Jurisdiction and Forum Selection/Attorney Fees. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Santa Clara, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Santa Clara, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.

19.10 Assignment. Except in strict accordance with the Master Lease, and the consents of Master Lessor as required in the Master Lease and of Tenant, Subtenant shall not assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Sublease or any interest hereunder, permit any assignment or other such foregoing transfer of this Sublease or any interest hereunder or any interest in Subtenant by operation of law or otherwise, sublet the Sublease Premises or any part thereof, or permit the use of the Sublease Premises by any persons other than Subtenant, its employees, invitees, and clients. Notwithstanding the foregoing, the advance written consent of Master Landlord or of Tenant shall not be required for Subtenant to assign this Lease or to sublet all or any part of the Sublease Premises to a bona fide subsidiary or affiliate of Subtenant, to an entity in which or with which Tenant merges or to an entity which acquires all or substantially all of the assets of Subtenant.

19.11 Performance By Tenant for Subtenant. If Subtenant shall default in performance of any of its obligations hereunder, Tenant at its option may perform such obligations and, if necessary, enter the Sublease Premises for such purpose. Subtenant shall pay to Tenant, upon demand, the amount of all costs and expenses reasonably incurred by Tenant in the performance of any such obligations. Any action taken by Tenant pursuant to this Section 19.11 shall not constitute a waiver of any of Tenant’s other rights and remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have executed one (1) or more copies of this Sublease, effective as of the Effective Date.

Tenant:

EXAR CORPORATION, a Delaware corporation

By:
J. Scott Kamsler, Sr. VP and CFO
Date:

Subtenant:

Kovio Inc. a Delaware corporation

By:
Amir Mashkoori, Chief Executive Officer
Date: